EXHIBIT 10.34

               American River Bankshares Director Emeritus Program


         Each Director upon full retirement from American River Bankshares (the "Company") and affiliate Board(s) of Directors is entitled to participate in the American River Bankshares Director Emeritus Program (the "Program"). The Program allows for retiring directors to receive payments totaling that Director's compensation for the previous two full calendar years to be paid in monthly installments for the subsequent 24 months after retirement.

         The Program is designed to compensate those Director's that have served at least 10 years at a higher level than those that have served for just a few years. The intent is to recognize those that have gained a greater understanding of the Company through their years of service and those that may be able to provide a higher quality of consulting services to the Company after retirement. To accomplish this, the Program would pay the Director Emeritus 10% of the above referenced compensation for each year of service with the full amount being paid to the Directors with ten years of previous service.

         Under the Program, the Director Emeritus will continue to support the Company by making himself/herself available for consultation with management and/or the Board, continuing to be a referral source for business to the Company and attending Company functions such as annual meetings for a period of two years after retirement. The payments will continue as long as the Director Emeritus provides the above services. The Board will determine if the Director Emeritus is still eligible for the Program based upon communications with the Director Emeritus, feedback from Company management and the quality of the services provided by the Director Emeritus. Provided that such Director Emeritus has met the requirements of the Program, upon such Director Emeritus' death, compensation shall continue to be paid to the estate of any Director Emeritus. After the death of any Director Emeritus, any service obligations of such Director Emeritus imposed by the Program shall not be binding upon the estate of said Director Emeritus.

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